Exhibit 99.3

ALLIS-CHALMERS ENERGY INC.

PRESS RELEASE	Contact: Victor M. Perez, CFO
713-369-0550
Allis-Chalmers Energy Announces Closing of Tender Offers for Senior Notes
HOUSTON, TX — Monday, June 29, 2009 — (BUSINESS WIRE) — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced that pursuant to its previously announced tender offers, it has accepted for purchase an aggregate of $74,762,000 in principal amount of its senior notes, comprised of $30,562,000 aggregate principal amount of its 9.0% Senior Notes due 2014 (CUSIP Number 019645 AC 4) (the “9.0% Notes”) and $44,200,000 aggregate principal amount of its 8.5% Senior Notes due 2017 (CUSIP Number 019645 AE 0) (the “8.5% Notes,” and together with the 9.0% Notes, the “Notes”). The purchased Notes represented approximately 12.0% and 17.7% of the aggregate principal amounts of the 9.0% Notes and the 8.5% Notes, respectively, outstanding immediately prior to today’s tender offer settlement.
The tender offers expired at 5:00 p.m., Eastern Time, on June 26, 2009. Pursuant to the terms of the tender offers, holders of 9.0% Notes that were accepted for purchase received total consideration of $650 per $1,000 principal amount and holders of 8.5% Notes that were accepted for purchase received total consideration of $600 per $1,000 principal amount. In the aggregate, holders of purchased Notes received a total of $46,385,300 plus accrued and unpaid interest on the Notes to, but not including, June 29, 2009.
As previously announced, Allis-Chalmers obtained the funds necessary for its purchase of Notes and other planned debt retirement from its recently completed backstopped rights offering and private placement of convertible preferred stock, pursuant to which it received aggregate gross proceeds of approximately $125.6 million. In addition to the purchase of the Notes, Allis-Chalmers will also apply $35.0 million of such proceeds to the repayment of all outstanding borrowings under its $90.0 million revolving credit facility, and it expects in the near future to prepay an additional $8.0 to $10.0 million of other debt.
Micki Hidayatallah, Allis-Chalmers’ Chairman and CEO stated, “We are very grateful for the commitment that our shareholders have made to the company with their substantial support of the rights offering. We look forward to working with Lime Rock Partners. In addition to their financial commitment, they bring tremendous experience from their previous investments in the oilfield services sector. We believe the new equity and the decrease in our debt will reposition our company financially. We will have reduced our debt by close to $120.0 million and reduced interest expense by approximately $9.0 million per year. Additionally, we estimate we will have cash on hand of approximately $41.0 million and a fully available $90.0 million revolving line of credit.”

RBC Capital Markets Corporation acted as the dealer manager for the tender offers, and Global Bondholder Services Corporation served as the information agent and depositary.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. Allis-Chalmers provides services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Oklahoma, Arkansas, offshore in the Gulf of Mexico, and internationally primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of Allis-Chalmers’ management, such statements can only be based on facts and factors that its management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.
Further information about the risks and uncertainties that may affect Allis-Chalmers’ business are set forth in Allis-Chalmers’ most recent filing on Form 10-K (including, without limitation, in the “Risk Factors” section) and in its other SEC filings and publicly available documents. Allis-Chalmers urges readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.

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